Exhibit 21.1

   The following is a complete listing of the Registrant's subsidiaries at December 31, 1998.

                       Name                       Jurisdiction of Incorporation

         First National Bank of Decatur           United States

         FirsTech, Inc.                           Illinois

         First Trust Bank of Shelbyville          Illinois

                                      (71)